CURRENT CAPITAL CORP.

SUITE 200, 47 AVENUE ROAD

TORONTO, ONTARIO M5R 2G3

April 1, 2003

Mr. Terence Robinson

Chief Executive Officer

Dealcheck.com Inc.

47 Avenue Road, Suite 200

Toronto, Ontario M5R 2G3

Dear Mr. Robinson:

RE:  Investor Relations Contract

This letter confirms the terms of the agreement (“Agreement”) between Bontan Corporation Inc. (“Corporation”) and Current Capital Corp. (“CCC”).

1.

Recitals.

The Corporation has agreed to engage CCC as an independent contractor and consultant to provide Investor Relations service solutions to the Corporation, and CCC has agreed to provide these services to the Corporation, subject to the terms and conditions described in this letter.

2,

Terms.

The initial term of the engagement is for a period of 12 months from the date of this letter.  This agreement will be automatically renewed at the end of the initial term for an additional 12 months.  Either party may cancel this Agreement by delivering a 30-day written notice.

3.

Services.

CCC will provide to the Corporation the following Investor Relations service solution package:

Shareholder Conversion/Identification Program

Outbound Correspondence and Email Communications

Introduction and on-going communications support for existing shareholders

Broker Communications

Corporate Introduction to Canadian and US institutions and fund managers

Inbound/Outbound Correspondence and Email Communications

Daily contact with retail brokers on behalf of Bontan to introduce and update

Ongoing Development of Investment Highlights Strategy

Press Release Consulting and Archive

Disseminate press releases to shareholders and increase awareness of the company’s profile among brokers, institutions and analysts

4.

Costs.

The Corporation will be responsible for all printing and distribution, press release and/or advertising costs recommended by CCC.  The Corporation will also be responsible for all travel related costs incurred by CCC when providing its services as determined by CCC when pre-approved and prepaid by the Corporation.  An additional 15% administration cost will be included on the development and implementation of special events presentations subject to pre-approval.

5.

Compensation for Services.  The Corporation will pay CCC a monthly fee of USD$5,000.00, plus applicable taxes, on signing and on the 1st (first) of every month thereafter.

Please sign this Letter of Agreement in the space provided below to indicate your agreement with the terms stated in this letter.

Sincerely,

CURRENT CAPITAL CORP.

By: /s/Robert Kennedy

President

AGREED AND ACCEPTED

DEALCHECK.COM

By:  /s/Terence Robinson

Chief Executive Officer